8-K -- calypso8K011510.htm - CALYPSO WIRELESS, INC. FORM 8-K DATE OF REPORT January 28, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 28, 2010

COMMISSION FILE NO.: 1-08497

CALYPSO WIRELESS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	13-5671924 (IRS EMPLOYER ID OF CORPORATION)

5100 WESTHEIM SUITE 200, HOUSTON, TEXAS, 77056
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(713) 936-3560
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 - OTHER ITEMS.

The Federal Court in the Eastern District of Texas has allowed the Company to file its second amended complaint against T-Mobile. This second amended complaint now joins all parties to the lawsuit by including Jimmy Williamson and Kelly Stephens. Additionally, the Company makes claims in this amended complaint against the Daic parties for alleged interferences in the Company's adminstration and use of the Patents. The Company believes Daic did this both directly and through his agents, including but not limited to his wife, former Director Kathy Daic.

The court also clarified that its TRO issued is for the Company's '923 patent only and extended the hearing date, to determine if further restraints against the Daic parties are warranted, until February 10, 2010. In a seperate action, the Superior Court of Harris County, Texas has agreed to the Company's request that it's TRO hearing on the remaining Patents be postponed until after the Federal Court's hearing on the '923 Patent.

The company is working on updating its website; www.calypsowireless.us and informs its shareholders that the previous website www.calypsowireless.com has been lost to a Russian entity when the company did not make payment to maintain its registration of that domain in early 2009. Additionally, the domain www.calypsowirelessinc.com has always been owned and operated by Drago Diac and not the Company. The Company has demanded that Mr. Daic remove all references to the Company from that site and has received no response to, nor compliance with, that demand.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Calypso Wireless, Inc.

/s/ David H. Williams
David H. Williams
Director & Member of the Audit and Compensation Committees

January 28, 2010